Exhibit 10.2
SETTLEMENT AGREEMENT
I. PARTIES
This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and the United States Attorney’s Office for the District of Colorado, on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”), (collectively the “United States”); and the Spectranetics Corporation (“Spectranetics”) (hereafter referred to as “the Parties”), through their authorized representatives.
II. PREAMBLE
As a preamble to this Agreement, the Parties agree to the following:
A. At all relevant times, Spectranetics, a Delaware corporation headquartered in Colorado Springs, Colorado, distributed, marketed and sold the following medical devices in the United States: the CVX-300 Medical Laser and the CliRpath Turbo Laser Catheter, the TURBO Elite Laser Ablation Catheter, and the TURBO-Booster Laser Guide Catheter (collectively the “Subject Medical Devices”).
B. In 2008, the United States Attorney for the District of Colorado and the United States Department of Justice, Office of Consumer Litigation, along with the Federal Food and Drug Administration (“FDA”), commenced an investigation of Spectranetics (the “Federal Criminal Investigation”), and, on September 4, 2008 executed a search warrant at the company’s headquarters in Colorado Springs, Colorado.

C. Spectranetics has entered into a non-prosecution agreement with the United States Attorney for the District of Colorado, dated of even date herewith, to conclude the Federal Criminal Investigation of Spectranetics.
D. The United States contends that Spectranetics engaged in the following conduct (hereinafter referred to as the “Covered Conduct”). The United States contends that:
1. From January 1, 2003, through June 30, 2005, Spectranetics conducted a clinical registry, known as CORAL, but failed to ensure that the registry complied with Federal regulations relating to the protection of human subjects and to conduct all aspects of the CORAL clinical registry according to the appropriate standards of scientific integrity, including the requirement to obtain fully-informed consent of all participants pursuant to 45 C.F.R. § 46.116.
2. Spectranetics failed to report to the FDA serious adverse events related to its medical devices and experienced by participants in the CORAL clinical registry and a follow-up clinical registry, known as CORAL REEF, as required under 21 U.S.C. § 360i and 21 C.F.R. § 803, and failed to furnish all information and material required in its post-approval annual report to the FDA as required by 21 U.S.C. § 360i and 21 C.F.R. §§ 814.82(a)(7) and 814.84(b)(2)(i);
3. In 2005, Spectranetics imported surgical guidewires manufactured by Future Medical Designs, Ltd. in Japan into the United States contrary to law (18 U.S.C. § 545 and 21 USC. §§ 331(a)) and provided them to physicians for use in patients despite the fact that such devices had never been approved by the FDA and were not the subject of an Investigational Device Exemption or otherwise approved by the FDA;
United States v. Spectranetics
Settlement Agreement

4. In 2007, Spectranetics imported percutaneous transluminal angioplasty balloon catheters manufactured by Bavarian Medizin Technologie GmbH in Germany into the United States contrary to law (18 U.S.C. § 545 and 21 USC. §§ 331(a)) and provided them to physicians for use in patients despite the fact that such devices had never been approved by the FDA and were not the subject of an Investigational Device Exemption or otherwise approved by the FDA; and,
5. From July 1, 2007, through September 4, 2008, Spectranetics promoted the Subject Medical Devices for certain procedures involving infra-inguinal in-stent restenosis, a use that has not been approved by the FDA, in violation of the Food Drug & Cosmetic Act (21 U.S.C. §§ 331(a) and 352(f)).
E. The United States alleges that Spectranetics caused certain false and/or fraudulent claims to be submitted to the Medicare program, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395iii, relating to the Covered Conduct.
F. The United States contends that it has certain civil claims against Spectranetics, as specified in Section III, Paragraph 2, below, for engaging in the Covered Conduct.
G. The United States also contends that it has certain administrative claims against Spectranetics as specified in Section III, Paragraph 3, below, for engaging in the Covered Conduct.
H. Except as otherwise expressly provided in the non-prosecution agreement referenced in Paragraph C, Spectranetics denies the contentions of the United States. This Agreement is made in compromise of disputed claims. This Agreement is neither an admission of facts nor liability nor other expression reflecting upon the merits of the dispute by Spectranetics nor a concession by the United States that its claims are not well founded.
United States v. Spectranetics
Settlement Agreement

I. To avoid the delay, expense, inconvenience, and uncertainty of protracted litigation of these claims, the Parties mutually desire to reach a full and final settlement pursuant to the terms and conditions set forth below.
III. TERMS AND CONDITIONS
1. Spectranetics agrees to pay to the United States the sum of Four Million Nine Hundred Thousand Dollars ($4,900,000.00) (the “Settlement Amount”). The Settlement Amount shall be paid by electronic funds transfer pursuant to written instructions to be provided by the United States Attorney’s Office for the District of Colorado. Spectranetics agrees to make this electronic funds transfer no later than five (5) working days after the Effective Date of this Agreement.
2. Subject to the exceptions in Paragraph 5 below (concerning excluded claims), in consideration of the obligations of Spectranetics in this Agreement, conditioned upon Spectranetics’s full payment of the Settlement Amount, and subject to Paragraph 13 below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement), the United States (on behalf of itself, its officers, agents, agencies, and departments) agrees to release Spectranetics from any civil or administrative monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-12; or the common law theories of payment by mistake, unjust enrichment, and fraud. No individuals are released by this Agreement.
United States v. Spectranetics
Settlement Agreement

3. In consideration of the obligations of Spectranetics set forth in this Agreement, and the Corporate Integrity Agreement entered into between OIG-HHS and Spectranetics, conditioned on Spectranetics’s payment in full of the Settlement Amount, and subject to Paragraph 13 below (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment under this Agreement), the OIG-HHS agrees to release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C: § 1320a-7b(f)) against Spectranetics under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law), or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks or other prohibited activities), for the Covered Conduct, except as reserved in Paragraph 6 (concerning excluded claims), below, and as reserved in this Paragraph. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Spectranetics from Medicare, Medicaid, or other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct and/or the Federal Criminal investigation. Nothing in this Paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 4, below.
4. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including Spectranetics) are the following claims of the United States:
(a) Any criminal, civil, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code);
(b) Any criminal liability;
(c) Except as explicitly stated in this Agreement, any administrative liability, including mandatory exclusion from Federal health care programs;
United States v. Spectranetics
Settlement Agreement

(d) Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;
(e) Any liability based upon such obligations as are created by this Agreement;
(f) Any liability for express or implied warranty claims or other claims for defective or deficient products and services, including quality of goods and services;
(g) Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct;
(h) Any liability for failure to deliver items or services due; or
(i) Any liability of individuals, including officers and employees.
5. Spectranetics waives and shall not assert any defenses it may have to any criminal prosecution or administrative action relating to the Covered Conduct based in whole or in part on a contention that, under the Double Jeopardy Clause of the Fifth Amendment of the Constitution, or the Excessive Fines Clause of the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.
6. Spectranetics fully and finally releases, waives and discharges the United States, its agencies, employees, servants, and agents from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that Spectranetics has asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to or arising from the Covered Conduct or the United States’ investigation of the Covered Conduct.
United States v. Spectranetics
Settlement Agreement

7. Spectranetics agrees to the following:
(a) Unallowable Costs Defined. All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R § 31.205-47 and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395ggg and 1396-1396v, and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Spectranetics, its predecessors, parents, divisions, subsidiaries, or affiliates, and its present or former officers, directors, employees, and agents in connection with the following shall be “unallowable costs” on all Government contracts and under Federal health care programs:
(1) the matters covered by this Agreement;
(2) the United States’ audit and civil and any criminal investigation of the matters covered by this Agreement;
(3) Spectranetics’s investigation, defense, and any corrective actions undertaken in response to the United States’ audit, civil, and any criminal investigation in connection with the matters covered by this Agreement (including attorneys’ fees);
(4) the negotiation and performance of this Agreement;
(5) the payments Spectranetics makes to the United States pursuant to this Agreement; and
(6) the negotiation of and obligations undertaken pursuant to the CIA to:
(i)	retain an independent review organization to perform annual reviews as described in Section III of the CIA; and
(ii)	prepare and submit reports to the OIG-HHS.
United States v. Spectranetics
Settlement Agreement

However, nothing in this Paragraph 7.a.(6) affects the status of costs that are not allowable based on any other authority applicable to Spectranetics. (All costs described or set forth in this Paragraph are hereafter, “Unallowable Costs.”)
(b) Future Treatment of Unallowable Costs. These Unallowable Costs shall be separately determined and accounted for by Spectranetics and Spectranetics shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States of any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Spectranetics or any of its subsidiaries or affiliates to any Federal health care program.
(c) Treatment of Unallowable Costs Previously Submitted for Payment. Spectranetics further agrees that, within 90 days of the Effective Date of this Agreement, it shall identify to applicable Medicare fiscal intermediaries, carriers, and/or contractors and other Federal health care program fiscal intermediaries or fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Spectranetics, or any of its subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. Spectranetics agrees that the United States, at a minimum, shall be entitled to recoup from Spectranetics any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.
United States v. Spectranetics
Settlement Agreement

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or of the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Spectranetics or any of its subsidiaries or affiliates on the effect of inclusion of Unallowable Costs on Spectranetics’ or any of its subsidiaries’ or affiliates’ cost reports, cost statements, or information reports.
(d) Nothing in this Agreement shall constitute a waiver of the rights of the United States to examine or re-examine Spectranetics’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.
8. Spectranetics agrees to cooperate fully and truthfully with the United States’ investigation of individuals and entities not released in this Agreement. Upon reasonable notice, Spectranetics shall encourage and agrees not to impair the cooperation of its directors, officers, and employees and use reasonable efforts to make available and encourage the cooperation of its former directors, officers, and employees for interviews and testimony, consistent with the rights and privileges of such individuals.
9. This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 10 (Waiver for Beneficiaries paragraph), below.
10. Spectranetics agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.
United States v. Spectranetics
Settlement Agreement

11. Spectranetics warrants that it has reviewed its financial situation and that it is currently solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(1), and shall remain solvent following its payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for the new value given to Spectranetics, within the meaning of 11 U.S.C. § 547(c)(1); and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity that Spectranetics was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).
12. If within 91 days of the Effective Date of this Agreement or of any payment made under this Agreement, Spectranetics commences, or a third party commences, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking to have any order for relief of Spectranetics’s debts, or seeking to adjudicate Spectranetics as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or similar official for Spectranetics or for all or any substantial part of Spectranetics’s assets, Spectranetics agrees as follows:
(a) Spectranetics’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C. § 547 or 548, and Spectranetics shall not argue or otherwise take the position in any such case, proceeding, or action that: (i) Spectranetics’s obligations under this Agreement may be avoided under 11 U.S.C. § 547 or 548; (ii) Spectranetics was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to Spectranetics.
United States v. Spectranetics
Settlement Agreement

(b) If Spectranetics’ obligations hereunder are avoided for any reason, including, but not limited to, the exercise of a trustee’s avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement, and bring any civil and/or administrative claim, action, or proceeding against Spectranetics for the claims that would otherwise be covered by the releases provided in this Agreement. Spectranetics agrees that (i) any such claims, actions or proceedings brought by the United States (including any proceedings to exclude Spectranetics from participation in Medicare, Medicaid, or other federal health care programs) are not subject to an “automatic stay” pursuant to 11 U.S.C. Section 362(a) as a result of the action, case or proceeding described in the last clause of this Paragraph, and that Spectranetics shall not argue or otherwise contend that the United States’ claims, actions or proceedings are subject to an automatic stay; (ii) that Spectranetics will not plead, argue or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceedings which are brought by the United States within 30 calendar days of written notification to Spectranetics that the releases herein have been rescinded pursuant to this Paragraph, except to the extent such defenses were available before the Effective Date of this Agreement; and (iii) the United States has a valid claim against Spectranetics in the amount of at least $4,900,000, plus applicable multipliers and penalties, and the United States may pursue its claims in the case, action or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding; and,
United States v. Spectranetics
Settlement Agreement

(c) Spectranetics acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.
13. Each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.
14. Spectranetics represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.
15. This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement shall be the United States District Court for the District of Colorado, except that disputes arising under the CIA shall be resolved exclusively through the dispute resolution provisions set forth in the CIA.
16. This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.
17. The individuals signing this Agreement on behalf of Spectranetics represent and warrant that they are authorized by Spectranetics to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.
18. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.
19. This Agreement is binding on Spectranetics’s successors, transferees, heirs, and assigns.
United States v. Spectranetics
Settlement Agreement

20. This Agreement is effective on the date of signature of the last signatory to the Agreement (the “Effective Date”). Facsimiles of signatures shall constitute acceptable binding signatures for purposes of this Agreement.
21. For purposes of construction, this Agreement shall be deemed to have been drafted by all Parties to the Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

UNITED STATES OF AMERICA DAVID M. GAOUETTE Acting United States Attorney District of Colorado

By:	/s/ Edwin Winstead	Dated: 12-18-09

EDWIN WINSTEAD
Assistant U.S. Attorney
Civil Health Care Fraud Coordinator
United States Attorney’s Office
District of Colorado

By:	/s/ Jamie Ann Yavelberg	Dated: 12-22-09

JAMIE ANN YAVELBERG
Assistant Director
Commercial Litigation Branch Civil Division
United States Department of Justice

By:	/s/ Gregory Demske	Dated: 12-22-09

GREGORY DEMSKE
Office of Counsel to the Inspector General
U.S. Department of Health and Human Services
United States v. Spectranetics
Settlement Agreement

THE SPECTRANETICS CORPORATION

By:	/s/ Emile Geisenheimer	Dated: 12-17-09

EMILE GEISENHEIMER
Chief Executive Officer
Spectranetics Corporation

HOGAN & HARTSON LLP

By:	/s/ Michael Theis	Dated: 12-18-09

PETER S. SPIVACK
MICHAEL C. THEIS
Hogan & Hartson LLP
Counsel for the Spectranetics Corporation
United States v. Spectranetics
Settlement Agreement